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                                                                    EXHIBIT 12.1

                  STATEMENT OF COMPUTATION OF RATIO OF EARNINGS
                                TO FIXED CHARGES

                                                                                  FOR THE YEARS ENDED DECEMBER 31,
                                                                    1999        2000         2001         2002         2003
                                                                 ---------    ---------    ---------    ---------    ---------
Earnings:
Pre-tax income from continuing operations ....................   $  70,588    $  73,089    $  34,382    $  83,193    $  42,221
Fixed charges ................................................      94,277      127,575      118,743       99,324      104,840
Less: Preferred stock dividends ..............................      (4,144)      (4,144)      (4,144)      (4,144)      (4,144)
Net fixed charges ............................................      90,133      123,431      114,599       95,180      100,696
                                                                 ---------    ---------    ---------    ---------    ---------
EARNINGS .....................................................   $ 160,721    $ 196,520    $ 148,981    $ 178,373    $ 142,917
                                                                 =========    =========    =========    =========    =========

FIXED CHARGES:
Interest expense .............................................   $  81,046    $ 111,929    $ 100,514    $  83,908    $  81,921
Preferred stock dividends ....................................       4,144        4,144        4,144        4,144        4,144
Amortization of debt costs ...................................       4,930        6,254        6,689        5,255        7,372
Interest factor of rental expense ............................       4,157        5,248        7,396        6,017       11,403
                                                                 ---------    ---------    ---------    ---------    ---------
TOTAL FIXED CHARGES ..........................................   $  94,277    $ 127,575    $ 118,743    $  99,324    $ 104,840
                                                                 =========    =========    =========    =========    =========
RATIO OF EARNINGS TO FIXED CHARGES ...........................         1.7          1.5          1.3          1.8          1.4
                                                                 =========    =========    =========    =========    =========
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